Exhibit 5.1

May 27, 2009

WorldGate Communications, Inc.
3190 Tremont Avenue
Trevose, Pennsylvania  19053

Re:	WorldGate Communications, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to WorldGate Communications, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the registration of 26,500,000 shares of common stock, par value $0.01 per share (the “Common Shares”), of the Company issuable in connection with the WorldGate Communications, Inc. 2003 Equity Incentive Plan, as amended (the “Plan”).

In connection with this opinion letter, we have examined the Registration Statement, the Plan and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”), dated as of April 14, 1999; Certificates of Amendment to the Certificate, dated October 18, 2004, October 13, 2006, February 10, 2009, and March 23, 2009; the Amended and Restated Bylaws of the Company, effective as of April 15, 1999; records of the proceedings of the Company; and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that when the Common Shares have been issued and delivered in accordance with the Registration Statement and the Plan, such Common Shares will be duly authorized and validly issued and such Common Shares will be fully paid and non-assessable, except as such non-assessability may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or general equity principles.

WorldGate Communications, Inc.
May 27, 2009

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP